Exhibit 10.25

GPC Aktiengesellschaft Genome Pharmaceuticals Corporation

Martinsried/Munich

Option Terms

§ 1

Form; Classification

(1)	The registered warrants of GPC Aktiengesellschaft Genome Pharmaceuticals Corporation (hereinafter “GPC AG”) certificate the right to acquire ordinary shares in GPC AG. The warrants bear equal rights and are numbered consecutively.

(2)	The registered warrants are certificated by several registered global warrants. If desired, the optionee has the right to obtain individual certificates for the individual warrants.

§ 2

Conversion Privilege

(1)	Under the present terms, the warrants can be converted one-for-one into ordinary shares of GPC AG as options issuer through payment of the conversion price pursuant to § 4 (conversion privilege).

(2)	The conversion privilege is enjoyed by the respective optionee registered with GPC AG. In principal, optionees can exercise their conversion privilege not only with respect to all option rights, but also with regard to part of the certified option rights. Optionees may also be third parties who are not employees of GPC AG and who have acquired the option right from the original optionee as legal successor in accordance with the provisions of the present option terms.

(3)	The conversion request shall be submitted to the GPC AG Office of the Management Board Secretary as the conversion agent. The options issuer is entitled to engage a fiduciary agent to assume these duties from the Office of the Management Board Secretary and function as conversion agent.

§ 3

Precondition for Exercise of the Conversion Privilege

(1)	The earliest time at which the conversion privilege can be exercised by the respective optionee is specified by GPC AG in the warrant. As provided therein, optionees can in principle exercise the conversion privilege for the option rights vested in the warrant 2 years after the issuance thereof (waiting period pursuant to § 193, Para. 2, No. 4 AktG (Stock Corporation Act).

(2)	Unless an extension of the exercise period is announced by GPC AG, the option must be exercised within 10 years of its issuance.

(3)	Otherwise the conversion privilege can be exercised at any time following the waiting period. In each instance, however, the following periods are excluded:

a)	the period between the last date of deposit for the shares prior to the GPC AG General Meeting of Shareholders and the 3rd banking day after the respective General Meeting of Shareholders;

b)	the period of two weeks before the end of each GPC AG fiscal year, and

c)	the period between the day on which GPC AG announces an offer to its shareholders to subscribe to new shares or bonds with conversion or option rights through a notice sent to all shareholders or through publication in the Official Gazette (Bundesanzeiger) of the Federal Republic of Germany and the day on which the GPC AG shares available for subscription are first officially quoted “ex-subscription rights” on the stock exchange where the GPC AG shares are floated.

§ 4

Conversion Price

(1)	In the event of conversion of the warrant into shares, the conversion price is the amount indicated in the warrant. This amount is established on the basis of a valuation performed by GPC AG, as determined from the last sale of shares to uninvolved third parties or from the issuance of new shares to uninvolved third parties in connection with a capital increase prior to the granting of the option right. If the share is already listed on the stock exchange at that time, the average value of the current fixed quotation on the stock exchange with the highest average trading volume over the 5 market days prior to the issuance of the warrant for an ordinary share of GPC AG over the 5 market days prior to issuance of the warrant is used.

(2)	The conversion price may be lowered through a resolution by the General Meeting of Shareholders, but in no case to an amount lower than the pro rata amount of the capital stock represented by the individual ordinary share (at least DM 5). A lowering of the conversion price is possible especially in the cases cited in § 5.

(3)	The option values stipulated in the present option terms are considered to be stipulated in EURO as soon as the EURO has become the sole legal tender in Germany or as soon as GPC AG has, prior to that date, already converted the capital stock and shares to EURO. The conversion that is necessary in that regard is performed on the basis of the official conversion rate. There is no entitlement to a change in the option terms by virtue of the conversion to EURO.

§ 5

Lowering of the Conversion Price

(1)	If GPC AG, when granting a direct or indirect subscription right to its shareholders prior to the end of the period indicated in § 3, Para. 1,

a)	increases its capital stock through the issuance of new shares, and the subscription price per share is lower than the conversion price fixed in the warrant, or

b)	issues bonds with conversion or option rights, and the fixed per-share conversion or option price - or the lowest such price, if applicable - is lower than the conversion price fixed in the warrant,

then the conversion price is lowered pursuant to Para. 2 as of the effective date specified in Para. 3.

(2)	The conversion price for an ordinary share is in each instance lowered according to the following formula:

E =     KA - B

V + 1

Whereby:

E =		amount by which the conversion price is reduced pursuant to Para. 1

KA =		last fixed price of the GPC AG shares prior to the capital measure

B =	-	in case of capital increases pursuant to Para. 1 a): the subscription price for a new share

	-	in case of issuance of convertible or option-linked bonds pursuant to Para. 1 b): the fixed conversion or option price for one share - or the lowest such price, if applicable

V =	-	in case of a capital increase pursuant to Para. 1 a): the subscription ratio for the new shares

	-	in case of issuance of convertible or option-linked bonds pursuant to Para. 1 b): the subscription ratio for the bond multiplied by the conversion or option ratio

(3)	GPC AG is obligated to provide written notice to the optionees concerning the conversion price reduced pursuant to Para. 2 and concerning the effective date from which the lowered conversion price applies at the same time that it publicly offers subscription to the new shares or bonds with conversion or option rights whose issuance is the reason for reduction of the conversion price. The effective date is the date on which the shares available for subscription are first officially converted “ex-subscription rights” on the stock exchange on which the shares of GPC AG were first introduced.

(4)	In the event of a capital increase from company funds, any existing conditional capital pursuant to § 218 AktG is increased in the same ratio as the capital stock. The right of a holder of option rights to subscribe to shares with exercise of the conversion privilege increases in the same ratio. Fractions of shares that arise as a result of a capital increase from company funds are not made available in exercising the conversion privilege. The conversion agent will make every effort to sell any fractional amount for the optionee’s account after the conversion statement has taken effect. The proceeds will be placed at the disposal of the optionee upon issuance of the shares pursuant to § 6.

(5)	The conversion price is not reduced if, in the resolution concerning a capital increase or concerning the issuance of bonds with conversion or option rights, GPC AG also grants the optionees a direct or indirect subscription right to the new shares or to the new bonds with conversion or option rights, thereby placing the optionees in a position as if they had already undertaken the conversion.

§ 6

Execution of Conversion

(1)	In order to exercise the conversion privilege, the optionee must:

a)	submit the original of the warrant or global warrant pertaining to the conversion privileges that are to be exercised; and

b)	submit a written statement, in duplicate, to the conversion agent or to a fiduciary agent engaged for that purpose (cf. § 2, Para. 3) using the form available from the conversion agent or fiduciary agent, which includes the shareholder’s accession to the underwriting agreement among the shareholders of GPC AG or to any trust agreement between GPC AG and a fiduciary agent pertaining to the fiduciary custody of the shares; and

c)	pay the full conversion price in DM or - as soon as the EURO has become the sole legal tender in Germany or if GPC AG has, prior to that date, already converted the capital stock and shares to EURO - in EURO, free of costs and charges, to GPC AG, to the GPC AG account indicated in form for the conversion statement.

(2)	Statements received by the conversion agent during the periods indicated in § 3, Para. a) through c) are considered to have been submitted and received on the next following banking day on which exercise of the conversion privilege is again permitted. The optionee can retract his conversion statement only up to the time that it is considered received.

(3)	The new shares are issued in the order of receipt of payment to the GPC AG account. The new shares are issued exclusively in the form of global certificates. There is no entitlement to individual certification. The global certificates for the new shares are issued to the respective beneficiary at the conversion agent or - if GPC AG is listed on the stock exchange - at the depository or custodian bank - if possible - within ten banking days after the conversion statement takes effect.

(4)	New shares may be issued only in accordance with the provisions of the present option terms and not prior to full payment of the conversion price pursuant to § 4, Para. 1 (cf. § 199, Para. 1 AktG).

§ 7

Profit-Sharing Entitlement of the New Shares

The shares that result from exercise of the conversion privilege participate in profits from the beginning of the fiscal year in which they originate through exercise of the conversion privilege.

§ 8

Disposition of Warrants

(1)	The option rights are freely transferable and tradable immediately after they are granted. The GPC AG Management Board or conversion agent shall be informed in writing of any alienation, assignment, pledging, or other encumbrance of option rights.

(2)	The information that the alienating warrant holder provides to GPC AG in writing concerning the party acquiring his option right must include the essential data concerning the acquisition of the option right as agreed to between him and the acquiring party, along with information about the acquiring party.

§ 9

Devolution of Inheritance

(1)	The option rights are freely inheritable.

(2)	Irrespective of Para. 1, § 8 applies to dispositions insofar as option rights and shares arising therefrom by virtue of conversion are disposed of by way of final distribution to a community of heirs or through the transfer of shares of the inheritance to a third party. The same applies in the event that an option right or a share of an inheritance is transferred to a third party for the purpose of fulfilling a bequest.

§ 10

Termination Right

(1)	GPC AG is entitled to declare the option right void if the optionee to whom the option right was originally granted and who was in an employment or other consulting relationship with GPC AG or with an enterprise affiliated with GPC AG at the time when the respective warrant was issued, on which basis the option right was granted to him or her, has for any reason withdrawn from the employment or consulting relationship with GPC AG, or said relationship has for any reason been terminated, prior to the time fixed in the warrant, which may be no more than 3 years after the time of issuance of the warrant. In that case, the optionee registered with GPC AG is entitled to indemnification in the amount of the actual value of the option, but with said amount not to exceed the value of the option liable to (wage) tax upon its issuance. If the warrant has already been converted to shares at that time, the shareholder registered with GPC AG is entitled to stock redemption indemnification in the amount of the actual value of the stock, but with said amount not to exceed the conversion price.

(2)	Irrespective of any contrary legal definition of termination, the employment or consulting relationship shall be considered terminated as soon as the working capacity of the optionee is no longer available - for any reason (e.g., maternity leave, permanent disability, release from employment, unpaid vacation) - to GPC AG for a relatively lengthy period.

§ 11

Taxes

The optionee bears full liability for all taxes due in connection with the granting or exercise of the option rights, including church tax and solidarity surcharge, whereby GPC AG must deduct such taxes and fiscal charges, insofar as prescribed by law, from the salary of the optionee and, if applicable, transfer them to the competent tax office by way of wage tax withholding. Moreover, GPC AG can make the issuance of shares conditional upon the furnishing of proof of corresponding tax payments by the optionee or upon the furnishing of adequate security. If the optionee fails or is unable to satisfy his obligations pursuant to this provision, GPC AG shall report this to the competent business tax office.

Employees of GPC USA Inc. bear full liability for any payable taxes, which generally arise from U.S. tax law, and are responsible for remitting such taxes on their own. GPC AG or GPC USA Inc. bears no responsibility whatsoever for the remission of such taxes.

§ 12

Insider Trading Rules

GPC AG notes that the optionee may be subject to insider trading regulations and could be held criminally liable in the event of disregard of such regulations. Insiders are specifically prohibited from exercising the conversion privileges pertaining to their option rights on the basis of their knowledge of insider facts (§ 14, Para. 1 Securities Trading Act). Further information is available from the conversion agent.

§ 13

Non-Obligation Clause

The granting of option rights is subject to the proviso of their nonobligatory nature and serves as the basis for no legal claim to the granting of option rights in the future, even if option rights are granted repeatedly.

§ 14

Concluding Provisions

(1)	Should individual provisions of the present option terms be or become fully or partly void or unenforceable, the validity of the remaining provisions hereof shall not be affected. The void or unenforceable provisions shall be replaced by provisions that come as close as possible to the economic purpose of the unenforceable provisions in a legally permissible manner. The same arrangement applies to a gap requiring amendment that becomes evident in the execution of the present option terms.

(2)	Changes and amendments to the present terms must be in writing, insofar as notarial authentication is not required. The preceding clause also applies to changes in the written form clause.

(3)	The place of performance and venue is Munich.

(4)	The form and content of the option rights and of the rights and obligations of the optionee and of GPC AG are subject to the laws of the Federal Republic of Germany.

Martinsried/Munich, September 1999

/s/ Mirko Scherer

/s/ Elmar Maier
The Management Board of GPC Aktiengesellschaft Genome Pharmaceuticals Corporation

Acknowledged:

/s/ Dr. Christian Kappeler
(Dr. Christian Kappeler/optionee)